TONIX PHARMACEUTICALS HOLDING CORP. 8-K

Exhibit 5.01

July 13, 2020

Tonix Pharmaceuticals Holding Corp.

509 Madison Avenue, Suite 1608

New York, New York 10022

Ladies and Gentlemen:

We have acted as local Nevada counsel to Tonix Pharmaceuticals Holding Corp., a Nevada corporation (the “Company”), in connection with the proposed issuance and sale by the Company of 20,940,000 shares (collectively, the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to that certain Placement Agency Agreement, dated as of July 13, 2020 (the “Placement Agency Agreement”), by and between A.G.P./Alliance Global Partners, as placement agent, and the Company, and that certain Securities Purchase Agreement, dated as of July 13, 2020 (the “Purchase Agreement” and together with the Placement Agency Agreement, the “Transaction Documents”), by and among the Company and each of the purchasers party thereto (each, a “Purchaser”), all as more fully described in the Registration Statement on Form S-3 (File No. 333-224586) (as amended through and including the date hereof, the “Registration Statement”), including the prospectus, dated May 16, 2018, contained therein, as supplemented by the Prospectus Supplement, dated July 13, 2020 (as so supplemented, the “Prospectus”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares as contemplated by the Transaction Documents and as described in the Registration Statement and Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinion below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Transaction Documents and the Registration Statement and Prospectus.

For purposes of issuing the opinion hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, including the Prospectus, (ii) the Transaction Documents, (iii) the Company’s articles of incorporation and bylaws, each as amended to date, and (iv) such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate. We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each natural person executing any of the documents we reviewed has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (iii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

100 North City Parkway, Suite 1600
Las Vegas, NV 89106-4614
main 702.382.2101

Tonix Pharmaceuticals Holding Corp.

July 13, 2020

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company, and if and when Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Transaction Documents (including payment in full of any and all consideration required for such Shares as prescribed under the Purchase Agreement), and as described in the Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP